Exhibit 99.1

FOR IMMEDIATE RELEASE
November 12, 2024

Tandy Leather Factory Reports Third Quarter 2024 Results

FORT WORTH, TEXAS – November 12, 2024 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the third fiscal quarter of 2024.

Highlights from Third Quarter 2024:

•	Revenues were $17.4 million, down 1.1% from 2023
•	Operating loss of $0.3 million
•	Net loss of $0.1 million, down from net income of $0.6 million in 2023
•	Gross margins of 57.8%, down from 62.4% in 2023
•	Operating expenses $10.3 million, up 2.3% from 2023
•	Adjusted EBITDA* of $0.2 million
•	Ended quarter with $10.1 million of cash and cash equivalents

Tandy Leather Factory’s third quarter sales were $17.4 million in 2024, down from $17.5 million in 2023.  Third quarter 2024 gross profit was $10.0 million, down from $10.9 million in 2023.  Third quarter saw an operating loss of $0.3 million, down from operating income of $0.9 million in 2023.  As of September 30, 2024, the Company held $10.1 million of cash and cash equivalents, up from $8.6 million a year earlier.  The Company held inventory of $38.1 million, up from $38.0 million as of December 31, 2023.  The Company had a basic and diluted net loss in the quarter of ($0.02) per share, versus income of $0.08 in the prior year.

Janet Carr, Chief Executive Officer of the Company, said, “Sales in the third quarter were consistent with the trend we saw in Q2, down about 1%, and although our September sale was strong, our customers are still spending less on discretionary items and our traffic is down.  The biggest impact to our overall financial performance compared to last year is the difference in gross margin rate.  Last year’s rate was driven by accounting adjustments; this year was in line with our projection, but also reflected increased promotional activity as we respond to weaker consumer demand.  The 2.3% increase in operating expenses was driven primarily by inflationary pressures across all expense categories, especially employment costs.  Importantly, cash remains strong, up from this time last year even with a significant increase in capital expenditures compared to last year for store relocations, necessary upgrades of store computer equipment, and a new roof on our headquarters facility.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Three months ended September 30, 2024
Net income	$(0.1)
Add back:
Depreciation and amortization	0.3
Interest income	(0.1)
Income tax provision	(0.1)
Stock-based compensation	0.2
Adjusted EBITDA	$0.2

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 99 North American stores (including two temporarily closed for relocation as of September 30, 2024) located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.